Exhibit 10.2

CHIEF SCIENTIFIC OFFICER AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered into as of September 2, 2008 (the "Effective Date"), by and between National Stem Cell, Inc., a Delaware corporation having an address at 187 Mill Lane, Mountainside, New Jersey 07052 (the “Company"), and Ashoke Agarwal, M.D., with an address at 715 Broadway, Paterson, New Jersey 07514 (“Dr. Agarwal"). The parties this Agreement are hereinafter referred to as the “Parties.”

WHEREAS

the Company is desirous of employing a Chief Scientific Officer to advise the Company in regard to recruitment, processing, storage, banking; research, and development of technologies; and commercialization, including banking, of allogeneic and autologous umbilical cord blood and peripheral blood stem cells as well as other aspects of the Company’s business, including but not limited to platform and expansion technologies, therapies related to diabetes and cardiac disease and anti-ageing technologies.

WHEREAS

the Company desires to engage Dr. Agarwal, and Dr. Agarwal desires to be engaged by Company to perform advisory and consulting functions for the Company including, but not limited to the following services (the “Services”): 1) reviewing and providing assessment of clinical protocols, rules, regulations; 2) providing advice and assistance concerning clinical developments, and directions; and 3) providing information, knowledge, and comments to and for research and development strategic decision making purposes;

WHEREAS

Dr. Agarwal represents that he has the requisite skills, qualifications and knowledge to provide the Services; and

WHEREAS

the Parties desire to state the terms and conditions of Dr. Agarwal’s engagement by the Company for the provision of the Services.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.

Services

1. 1.

Dr. Agarwal shall provide the Services on an as - needed basis, and participate in meetings of the SAB.

1.2:

The Company will contact Dr. Agarwal concerning the Services and Dr. Agarwal shall use his best efforts to address such requests in a timely manner.

1.3.

Dr. Agarwal undertakes to perform his duties and obligations under this Agreement the highest degree of professionalism and to the full satisfaction of the Company.

1.4.

Dr. Agarwal warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto; that there is no contractual or other impediment to his entering into this Agreement and to his engagement by the Company for the provision of the Services; that no consents, approval or authorization of any other party is required as condition to execution by Dr. Agarwal of this Agreement or the performance by Dr. Agarwal of the Services; and that in entering into this Agreement he is not in breach or conflict of or with any other agreement or obligation to which he is or was a party. Dr. Agarwal confirms that the terms and conditions hereof are not inconsistent or in breach of Dr. Agarwal’s obligations to third parties. Dr. Agarwal warrants that nothing in this Agreement or in the performance of the

Services will cause Dr. Agarwal to be in default under, or in breach of, any agreement requiring Dr. Agarwal to preserve the confidentiality of any information, trade secrets or other proprietary information of a third party.

1.5.

Dr. Agarwal warrants that he is not participating, directly or indirectly, in any trial or medical advisory board competing with the business of the Company and that he does not serve on an institutional review board ("IRB") overseeing any competitive trial.

1.6.

Dr. Agarwal has made all necessary disclosures, to the extent required by law or by the policies of Dr. Agarwal’s employer, supervising institution, or IRB regarding the terms of, and compensation to be paid under, this Agreement.

2.

Consideration

2.1.

Dr. Agarwal shall receive twenty (20,000) thousand shares of the Proteonomix, Inc. common stock per annum for services under this Agreement.

2.2

The Company shall pay to or reimburse Dr. Agarwal round-trip air fare and for accommodations and meals as required by the Company (the "Travel Expense"). Dr. Agarwal shall submit to the Company a written request for such Travel Expense and submit receipts evidencing such expenditures.

2.3.

The remuneration set forth in Section 2.1 above shall constitute the complete and full payment by the Company to Dr. Agarwal in respect of this Agreement No other obligations relating to benefits, ownership interests, royalties or any other remuneration or reimbursement shall exist from the Company to Dr. Agarwal in respect of this Agreement and his obligations to the Company.

3.

Term and Termination

3.1.

This Agreement shall commence upon the signing hereof.

3.2.

The term of this Agreement shall be for two years unless terminated earlier in accordance with the terms of this Agreement or extended.

3.3.

The Company shall have the right, on written notice, to terminate this Agreement for Cause effective immediately. "Cause", as used herein, shall mean any of (i) the failure of Dr. Agarwal to provide the Services in accordance herewith, (ii) the material breach by Dr. Agarwal of the provisions of this Agreement or of the confidentiality agreement executed by Dr. Agarwal or (iii) the indictment of Dr. Agarwal of a felony.

4.

Proprietary Information, Confidentiality and Non-Competition

Upon execution of this Agreement Dr. Agarwal shall execute the Confidentiality, Non-Disclosure and Non-Competition Agreement in the form attached hereto as Appendix A. Such agreement shall survive the termination of this Agreement.

5.

Status of Parties

5.1

In respect of the Services, Dr. Agarwal shall at all times act as an independent contractor and not as an employee of the Company. Dr. Agarwal hereby denies and waives any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the provision of the Services.

6.

General

6.1.

The preamble to this Agreement constitutes an integral part hereof.

6.2.

Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

6.3.

The Company shall be entitled, at all times, to publicize the name of Dr. Agarwal in connection with his performance of the services hereunder. If the Company cites Dr. Agarwal’s title and affiliation with his employer in its materials, the Company will include a statement that Dr. Agarwal’s association with the Company is personal.

6.4.

No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

6.5.

In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

6.6.

This Agreement along with its Appendix constitute the entire understanding and agreement between the parties hereto, supersede any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both Parties.

6.7.

Dr. Agarwal acknowledges and confirms that all this Agreement and the terms of this Agreement are confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

6.8.

The Services to be rendered by Dr. Agarwal are personal in nature and may not be assigned or transferred without the written consent of the Company.

6.9.

Any notice sent by one Party to the other may be personally delivered, mailed with a delivery confirmation or sent by a courier service and shall be deemed to have been received by the addressee upon arrival. The addresses of the Parties are as specified in the heading to this Agreement as may be changed in a writing sent by the Party changing its or his address to the other.

6.10.

This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles and the competent courts in New York City shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

IN WITNESS WHEREOF, the duly authorized representative of the Company and Dr. Agarwal have executed this Agreement as of the date stated below.

PROTEONOMIX, INC.

        By: /s/ Michael Cohen_

                Michael Cohen

__/s/Ashok Agarwal, M.D.__

         Chief Executive Officer                              Ashoke Agarwal, M.D.

Dated: June 1, 2009

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